Exhibit 10.1

INVESTMENT AGREEMENT

by and between

LAIRD SUPERFOOD, INC.

and

GATEWAY SUPERFOOD NSSIII INVESTMENT, LLC

and

GATEWAY SUPERFOOD NSSIV INVESTMENT, LLC

Dated as of December 21, 2025

TABLE OF CONTENTS

EXHIBIT A – Form of Certificate of Designation

EXHIBIT B – Form of Registration Rights Agreement

EXHIBIT C – Knowledge Parties

INVESTMENT AGREEMENT, dated as of December 21, 2025 (this “Agreement”), by and between Laird Superfood, Inc., a Nevada corporation (the “Company”), Gateway Superfood NSSIII Investment, LLC (“Gateway III”) and Gateway Superfood NSSIV Investment, LLC (“Gateway IV” and together with Gateway III and their successors and any Affiliate that becomes a party hereto pursuant to Section 8.03, the “Investor”).

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue, sell and deliver to each Investor, and each Investor, severally and not jointly, desires to purchase and acquire from the Company, a number of shares (the “Acquired Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”) set forth opposite its name on Schedule A on the Closing Date and up to 60,000 additional shares of Preferred Stock, in each case, having the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) as specified in the form of the Certificate of Designation of Series A Convertible Preferred Stock attached hereto as Exhibit A (the “Certificate of Designation”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01   Definitions.

(a)    As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“5% Beneficial Holding Requirement” means that the Investor and its Affiliates continue to beneficially own shares of Preferred Stock and/or shares of Common Stock that represent, in the aggregate and on an as-converted basis, at least 5% of the aggregate outstanding shares of Common Stock.

“Additional Shares Purchase Price” means a purchase price of $1,000.00, which shall be the purchase price per each Additional Share.

“Adjusted EBITDA” means net loss, adjusted to exclude: (i) depreciation and amortization expenses, (ii) stock-based compensation, (iii) income tax (benefit) expense, (iv) interest expense and other (income) expense, net, (v) expenses related to the impairment of long-lived intangible assets, and (v) expenses related to a product quality issue, calculated substantially consistently with the Company’s Form 10-Q for the quarter ended September 30, 2025 filed with the SEC on November 10, 2025.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates, and (ii) other than in the case of the definitions of “Third Party”, “Investor Party” and “Investor Related Party”, Section 4.07, Section 5.05(j), Section 5.05(k), Section 5.11, Article VI, Section 8.03 or Section 8.13, in no event shall any of the Investor Parties or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with or managed by affiliates of Nexus, nor shall any portfolio company or investment fund affiliated with or managed by affiliates of Nexus (other than an Investor Party) be considered to be an Affiliate of an Investor Party or any of their respective Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“as-converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock (at the Conversion Price in effect on such date as set forth in the Certificate of Designation) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock on such date (at the Conversion Price in effect on such date as set forth in the Certificate of Designation).

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Preferred Stock, if any, owned by such Person to Common Stock).

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Las Vegas, Nevada are authorized or required by Law to be closed.

“Closing” or “Closing Date” means the closing date of the Navitas Acquisition.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Charter Documents” means the Company’s articles of incorporation and bylaws, each as amended to the date of this Agreement.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, arrangement, policy or contract relating to severance, termination, garden leave, pay in lieu, gross-up, pension, profit-sharing, savings, retirement, death benefit, group insurance, hospitalization, medical, dental, life, employee loan, restrictive covenant, relocation, clawback, fringe benefit, cafeteria, disability, consulting, change in control, employment, compensation, incentive, bonus, retention, stock option, restricted stock, restricted or deferred stock unit, stock purchase, phantom stock or other equity or equity-based compensation (including the Company Stock Plans and all outstanding awards granted thereunder), deferred compensation or other benefit or compensation, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, or has or may have any current or contingent liability or obligation, including on account of an ERISA Affiliate, other than any plan, program, policy, agreement or arrangement sponsored and administered by a Governmental Authority.

“Company Related Party” means the Company and its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives or any of the foregoing’s respective successors or assigns.

“Company Stock Plans” means the Laird Superfood, Inc. 2016 Stock Incentive Plan, the Laird Superfood, Inc. 2018 Equity Incentive Plan and the Laird Superfood, Inc. 2020 Omnibus Incentive Plan, each as may be amended from time to time in accordance with this Agreement.

“Consent Holding Requirement” means that the Investor and its Affiliates continue to beneficially own shares of Preferred Stock and/or shares of Common Stock that represent, in the aggregate and on an as-converted basis, at least 10% of the number of shares of Common Stock beneficially owned by the Investor, in the aggregate and on an as-converted basis, as at the Closing, in each case as appropriately adjusted to account for any event that results in an adjustment to the Conversion Price in accordance with the applicable section of the Certificate of Designation.

“Conversion Price” has the meaning set forth in the Certificate of Designation.

“Equity Securities” has the meaning set forth in the Certificate of Designation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any member of any group of organizations described in Section 414(b), (c), (m), (n) or (o) of the Code of which the Company or such Subsidiary is a member.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof.

“Fundamental Change” has the meaning set forth in the Certificate of Designation.

“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.01, 3.02, 3.03(a), 3.12, 3.13 and 3.18.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investor Director” means a member of the Board who was elected to the Board as an Investor Director Designee.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair (i) the consummation by the Investor of the purchase of the Acquired Shares pursuant to this Agreement on a timely basis or (ii) the compliance by the Investor with its obligations under this Agreement.

“Investor Parties” means the Investor and each Affiliate of the Investor to whom shares of Preferred Stock or Common Stock are transferred in accordance with the terms of this Agreement.

“Investor Related Party” means the Investor and any other financing sources of the Investor, Nexus and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives or any of the foregoing’s respective successors or assigns.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Exhibit C, in each case after reasonable inquiry with his or her direct reports.

“Labor Laws” means all Laws relating to labor and employment, including but not limited to, all Law relating to employment and independent contractor practices, wages, equal employment opportunity, affirmative action and other hiring practices, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), workers’ compensation, unemployment, the payment of social security and other employment-related taxes, employment standards, employment of minors, occupational health and safety, labor relations, unions, withholdings, payment of wages and overtime, meal and rest periods, workplace safety, employee benefits, pay equity, employee and worker classification (including the classification of independent contractors and exempt and non-exempt employees), leaves of absence, family and medical leave, civil rights, retaliation, discrimination, sexual or other workplace harassment, the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder and any similar state, local or foreign Law, the National Labor Relations Act, the Labor Management Relations Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Rehabilitation Act, the Employee Retirement Income Security Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. §§ 1981, 1983, 1985 and 1986, the Sarbanes-Oxley Act and the Immigration Reform and Control Act, or any similar state, local or foreign Law.

“Leased Real Property” means all right, title and interest of the Company and its Subsidiaries to any leasehold interests in any real property, together with all buildings, structures, improvements and fixtures thereon.

“Lien” means, with respect to any real, tangible, intangible or mixed property or asset of any Person, any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of such real, tangible, intangible or mixed property or asset, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to (i) consummate the Transactions on a timely basis or (ii) comply with its obligations under this Agreement; provided, however, that, for purposes of clause (x) above, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, in each case occurring after the date hereof, (2) the public announcement of this Agreement, the Transaction Documents or the consummation of the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries (w) that is expressly required by this Agreement or the Transaction Documents, (x) with the Investor’s express written consent, or (y) at the Investor’s express prior written request, (6) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that this clause (6) shall not prevent a determination that the underlying cause of any such change or decline is a Material Adverse Effect), (7) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (7) shall not prevent or otherwise affect a determination that the underlying cause of any such failure is a Material Adverse Effect), (8) any change or prospective change in the Company’s credit ratings (it being understood that this clause (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change or prospective change is a Material Adverse Effect), (9) any change resulting or arising from the identity of the Investor or any of its Affiliates or (10) any actions taken at the written request of the Investor; provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (B)(3) or (B)(4) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Nexus” means Nexus Capital Management LP.

“NYSE American” means The NYSE American.

“NRS” means the Nevada Revised Statutes.

“Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parity Securities” has the meaning set forth in the Certificate of Designation.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Agreement” means the Securities Purchase Agreement, dated the date hereof, by and among the Company, Encore Consumer Capital Fund II, LP, a Delaware limited partnership, certain members of Navitas LLC and, solely with respect to Section 12.16 thereof, Global Superfoods Corp., a Delaware corporation.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investor, the form of which is set forth as Exhibit B hereto.

“Regulatory Laws” means, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, outbound investment, foreign exchange, national security or national interest of any jurisdiction.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” has the meaning set forth in the Certificate of Designation.

“Stockholder Approval” means the approval of the Company’s shareholders necessary to approve the Transactions, including the issuance of the Acquired Shares, the Additional Shares and the shares of Common Stock issuable upon conversion thereof contemplated hereby for purposes of the rules of NYSE American.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest, penalties, and additions to tax imposed by any Governmental Authority.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Taxing Authority, including consolidated, combined and unitary tax returns.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third Party” means a Person other than the Investor, Nexus and each of their respective Affiliates.

“Transaction Documents” means this Agreement, the Certificate of Designation, the Registration Rights Agreement, the Purchase Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designation, the Registration Rights Agreement and the Purchase Agreement.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer, either voluntarily or involuntarily (by the operation of law or otherwise), or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any voting interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Preferred Stock into shares of Common Stock pursuant to the Certificate of Designation, (ii) the acquisition of Common Stock or Preferred Stock by the Company or (iii) the transfer of any limited partnership interests or other equity interests in the Investor Party (or any direct or indirect parent entity of such Investor Party).

(b)    In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	Recitals
Action	3.07
Additional Shares	2.01(b)
Additional Shares Purchase Notice	2.01(b)
Agreement	Preamble
Announcement	5.03
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Board Observer	5.05(h)
Capitalization Date	3.02(a)
Certificate of Designation	Recitals
Company	Preamble
Company Preferred Stock	3.02(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Contract	3.03(b)
DOJ	5.01(c)
Excluded Stock	5.10(a)
Filed SEC Documents	Article III
FTC	5.01(c)
Identified Person	5.05(k)
Identified Persons	5.05(k)
Intellectual Property Rights	3.21
Investor	Preamble
Investor Director Designees	5.05(a)(i)
IT Systems and Data	3.22
Judgments	3.07
Laws	3.08(a)

Term	Section
Material Contract	3.09
Organizational Documents	5.05(j)
Permits	3.08(a)
Preferred Stock	Recitals
Proposed Securities	5.10(b)(i)
Purchase Price	2.01
Related Companies	5.05(k)
Related Company	5.05(k)
Required Regulatory Approvals	5.01(a)
Sanctions	3.08(b)
Subsequent Closing	2.01(b)
Subsequent Closing Date	2.01(b)
Transfer	1.01

ARTICLE II
PURCHASE AND SALE

Section 2.01   Purchase and Sale of Securities.

(a)    Purchase and Sale. On the terms of this Agreement and subject to the conditions set forth herein, at the Closing, each Investor shall, severally and not jointly, purchase and acquire from the Company the number of shares of Preferred Stock, set forth opposite its name on Schedule A, and the Company shall issue, sell and deliver to each Investor, the Acquired Shares for a purchase price per Share equal to $1,000 and an aggregate purchase price of $50,000,000 (such aggregate purchase price, the “Purchase Price”).

(b)    Allocations. Prior to the Closing Date, the Investor shall have the right to allocate any or all of the shares of Preferred Stock set forth opposite its name on Schedule A to any other Investor. The Company shall amend Schedule A in a manner consistent with this Section 2.01(b).

(c)    Purchase and Sale of Additional Shares. On the terms of this Agreement and subject to the conditions set forth herein, at any time following the Closing until 270 days following the Closing (or, if on such 270th day the Company is engaged in discussions with one or more counterparties regarding a potential acquisition or other strategic transaction, 360 days), the Company shall be permitted to, by delivery of notice to the Investor in writing (“Additional Shares Purchase Notice”) as soon as possible, but at least five (5) Business Days’ prior to the proposed funding date set forth in such Additional Shares Purchase Notice (such date, the “Subsequent Closing” or “Subsequent Closing Date”), require the Investor to pay an amount to the Company equal to (A) the Additional Shares Purchase Price multiplied by (B) the number of shares of Preferred Stock set forth in such Additional Shares Purchase Notice (the “Additional Shares”) by wire transfer in immediately available funds and for the Investor to acquire such Additional Shares provided, that, (i) the decision to require the Investor to purchase Additional Shares (including the number of Additional Shares included in the Additional Shares Purchase Notice) shall be approved by the majority of the disinterested directors of the Board, (ii) the proceeds from the purchase by the Investor of the Additional Shares are used for a substantially concurrent acquisition or other strategic transaction (including, for the avoidance of doubt, a merger, consolidation, asset or stock purchase, or other similar transaction) approved by the Board (it being understood that any remaining proceeds following such concurrent acquisition or other strategic transaction may be used for general corporate purposes) and (iii) the Board shall have taken all actions necessary and appropriate to approve the issuance and sale of the Additional Shares. Upon receipt of the aggregate purchase price for such Additional Shares from the Investor, the Company shall issue, sell and deliver to each Investor the Additional Shares. The Additional Shares purchased pursuant to this Agreement will be allocated pro rata based on each Investor’s ownership of the Acquired Shares. Each “Additional Shares Purchase Notice” delivered by the Company shall set forth the number of Additional Shares to be sold and the date of the Subsequent Closing in respect thereof; provided, that, each Additional Shares Purchase Notice will be for a minimum of $25,000,000. In no event shall the aggregate Additional Shares issued under this Section 2.01(b) exceed 60,000. The Company shall amend Schedule A in a manner consistent with Section 2.01(c).

Section 2.02    Closing.

(a)    On the terms of this Agreement, and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth herein (other than those conditions that by their nature are to be satisfied at the Closing or Subsequent Closing, respectively, but subject to the satisfaction or waiver of these conditions at such time as applicable), the closing of the sale and purchase of the Acquired Shares and each Subsequent Closing shall occur at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP at 1285 Avenue of the Americas, New York, NY 10019.

(b)    At or prior to the Closing:

(i)    the Company shall:

(1)    file with the Secretary of State of the State of Nevada the Certificate of Designation, and shall deliver to the Investor a certified copy thereof;

(2)    deliver to the Investor (A) evidence of book-entry shares representing the Acquired Shares credited to book-entry accounts maintained by the transfer agent of the Company, free and clear of all Liens (except restrictions imposed by the Securities Act and any applicable foreign and state securities Laws) and (B) the Registration Rights Agreement, duly executed by the Company;

(3)    pay the expense reimbursement amount set forth in Section 8.11 to the Investor (or its designee), by wire transfer in immediately available U.S. federal funds, to the account(s) designated by the Investor in writing at least one (1) Business Day prior to the Closing Date;

(ii)    the Company and the Board shall take all actions necessary and appropriate to cause the total number of directors on the Board to be fixed at nine (9) and for the Board to be comprised of, effective immediately upon the Closing, the five (5) initial Investor Director Designees (including Grant LaMontagne) and four (4) existing members of the Board (other than Grant LaMontagne); and

(iii)   the Investor shall (1) pay the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing at least one (1) Business Day prior to the Closing Date, (2) deliver to the Company the Registration Rights Agreement, duly executed by the Investor and/or its applicable Affiliates and (3) deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed IRS Form W-9 or an appropriate IRS Form W-8, as applicable.

(c)    At each Subsequent Closing:

(i)    the Company shall deliver to the Investor evidence of book-entry shares representing the Additional Shares credited to book-entry accounts maintained by the transfer agent of the Company, free and clear of all Liens (except restrictions imposed by the Securities Act and any applicable foreign and state securities Laws);

(ii)   pay the expense reimbursement amount set forth in Section 8.11 to the Investor (or its designee), by wire transfer in immediately available U.S. federal funds, to the account(s) designated by the Investor in writing at least one (1) Business Day prior to the Subsequent Closing Date; and

(iii)  the Investor shall (1) pay the Additional Shares Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing at least one (1) Business Day prior to the Subsequent Closing Date and (2) deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed IRS Form W-9 or an appropriate IRS Form W-8, as applicable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that, except as disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available on or after January 1, 2025 and prior to the date hereof (the “Filed SEC Documents”), other than any disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.06, 3.12, 3.13 and 3.18):

Section 3.01    Organization; Standing.

(a)    The Company is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing (if applicable) under the Laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b)    Each of the Company’s Subsidiaries that is a “significant subsidiary” (as defined in Rule 405 under the Securities Act) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02    Capitalization.

(a)    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on December 19, 2025 (the “Capitalization Date”), (i) 10,687,056 shares of Common Stock were issued and outstanding, (ii) 2,349,953 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b)    Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary, or that obligate the Company or any Subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans, (iv) no obligations of the Company or any Subsidiary to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities.

(c)    As of the date of this Agreement, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as set forth on Schedule 3.02(c) and the Voting and Support Agreements entered into pursuant to and in connection with the Purchase Agreement, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d)    The Acquired Shares and the shares of Common Stock issuable upon conversion of the Acquired Shares will be, when issued, duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws, and such shares will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right, and will be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable foreign and state securities Laws. The Acquired Shares, when issued, and the shares of Common Stock issuable upon conversion of the Acquired Shares, if and when issued, will have the terms and conditions and entitle the holders thereof to the rights set forth in the Company Charter Documents, as amended by the Certificate of Designation. The shares of Common Stock issuable upon conversion of the Acquired Shares have been duly reserved for such issuance.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens.

Section 3.03    Authority; Non-contravention.

(a)    The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and the Board has duly reserved (x) the shares of Preferred Stock to be issued in accordance with the terms and conditions of the Certificate of Designation and (y) the shares of Common Stock to be issued upon any conversion of shares of Preferred Stock into Common Stock. Except with respect to obtaining Stockholder Approval and actions to be taken in furtherance thereto, no other action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04, including Stockholder Approval, are obtained at or prior to the Closing Date and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired at or prior to the Closing Date, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) or accelerate the performance required by the Company under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04    Governmental Approvals. Except for (a) the filing of the Certificate of Designation with the Secretary of State of the State for Nevada, (b) filings required under, and compliance with other applicable requirements of the HSR Act and any other applicable Regulatory Laws, (c) filings with the SEC under the Securities Act and Exchange Act (including those in connection with obtaining the Stockholder Approval), (d) any filings required to be made under, and compliance with other applicable requirements of, the NYSE American, including any filings required to be made with the NYSE American to maintain the listing of the Company’s Common Stock, and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of or filing, license, permit or authorization, declaration or registration with, or notice to any Governmental Authority or any stock market or stock exchange is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05    Company SEC Documents; Undisclosed Liabilities.

(a)    The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since January 1, 2024 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) the Company is eligible to file a registration statement on Form S-3, (ii) none of the Company’s Subsidiaries is required to file any documents with the SEC, (iii) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and (iv) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents is accurate and complete, and complies as to form and content in all material respects with all applicable Laws.

(b)    The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (i) complied as to form, as of their respective dates of filing with the SEC in all material respects with the applicable accounting requirements of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2024 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (other than any such liabilities related to any breach of Contract, violation of Law or tort) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

The Company has established and maintains, and at all times since January 1, 2024 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Company is, and has been at all times since January 1, 2024, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of NYSE American.

Section 3.06    Absence of Certain Changes. Since January 1, 2025, except for the execution and performance of this Agreement and any other agreements contemplated hereby and the discussions, negotiations and transactions related thereto, there has not been any Material Adverse Effect.

Section 3.07    Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending legal or administrative proceeding, suit, audit, charge, claim, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Actions have been threatened by any Governmental Authority or any other Person or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.08    Compliance with Laws; Permits.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are and have been, in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations having the force of law, Permits, decrees, or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) or Judgments, in each case, that are applicable to the Company or any of its Subsidiaries, including the General Data Protection Regulation (EU) 2016/679, the Privacy and Electronic Communications Directive (2002/58/EC), and any national legislation implementing or supplementing the foregoing in the European Union, to the extent applicable. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any directors, officers, agents, employees or affiliates of the Company or any of its Subsidiaries is currently a person with whom dealings are prohibited under, or who is a subject of, any economic or other trade sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located or organized in a country or territory that is the subject or target of country-wide or territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine). The Company and its Subsidiaries have not for the past two years engaged in any dealings or transactions in violation of Sanctions.

(c)    None of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee from corporate funds; or (iii) violated or is in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Company and its Subsidiaries have instituted, maintained and enforced and will continue to maintain and enforce policies and procedures designed to promote compliance with all applicable anti-bribery and anti-corruption laws.

(d)    The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable anti-money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to any applicable anti-money laundering law is pending or, to the Knowledge of the Company, threatened.

(e)    The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with all Laws applicable to the Company and its Subsidiaries relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to any applicable anti-money laundering law is pending or, to the Knowledge of the Company, threatened.

Section 3.09    Contracts. Each Contract that is material to the business of the Company and its Subsidiaries, taken as a whole (each, a “Material Contract”), and to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound is valid, binding and enforceable on the Company and any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, is in compliance in all material respects with all Material Contracts and has performed all obligations required to be performed by it, except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.10    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings which have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any Taxing Authority is currently in progress and the Company has not received any written notice from a Taxing Authority of any pending audit or proposed assessment, (d) none of the Company or any of its Subsidiaries has engaged in, or has any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) and (e) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was or was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

Section 3.11    Real Property Holding Corporation. The Company is not currently and has not been during the prior five (5) years a United States real property holding corporation within the meaning of Section 897 of the Code.

Section 3.12    No Rights Agreement; Anti-Takeover Laws Inapplicable. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company and the Board of Directors of the Company have taken all action necessary to render inapplicable to the Investor, the Preferred Stock, the shares of Common Stock issuable upon conversion of any Preferred Stock, this Agreement and the transactions contemplated hereby, any and all “fair price,” “moratorium,” “control share acquisition” and “business combination” Laws of the State of Nevada applicable to the Company, including the “Acquisition of Controlling Interest” statutes set forth in NRS 78.378 through 78.3793, inclusive, and the “Combinations with Interested Stockholders” statutes set forth in NRS 78.411 through 78.444, inclusive (collectively, “Takeover Laws”), and no such Takeover Laws apply, to the Investor, the Preferred Stock, the shares of Common Stock issuable upon conversion of any Preferred Stock, this Agreement or any of the transactions contemplated hereby. No provision in the Company Charter Documents that purports to limit, restrict, delay or condition any business combination or similar transaction involving the Company, or the ability of any Person to acquire or vote any shares of the Company Capital Stock (collectively, “Takeover Provisions”) is applicable to the Investor, the Preferred Stock, the shares of Common Stock issuable upon conversion of any Preferred Stock, this Agreement or any of the transactions contemplated hereby.

Section 3.13    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.14    Employee Benefit Plans.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each material Company Plan has been established, operated, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no material Company Plan subject to the Laws outside of the United States which covers individual service providers located outside of the United States has any unfunded or underfunded liabilities or obligations; and (iii) to the Knowledge of the Company, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Company, its Subsidiaries or their respective ERISA Affiliates contributes is in compliance with ERISA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or, to the Knowledge of the Company, is reasonably expected to occur with respect to any “employee pension benefit plan” (as defined under Section 3(2) of ERISA) established or maintained by the Company, its Subsidiaries or any of their respective ERISA Affiliates; (ii) no “single-employer plan” (as defined in Section 4001 of ERISA) established or maintained by the Company, its Subsidiaries or any of their respective ERISA Affiliates, if such “single-employer plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under Section 4001 of ERISA); (iii) neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has incurred or, to the Knowledge of the Company, reasonably expects to incur (A) any liability under Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) any liability under Section 412 of the Code or tax imposed by Section 4971, 4975 or 4980B of the Code; and (iv) each “employee pension benefit plan” established or maintained by the Company, its Subsidiaries or any of their respective ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, which would reasonably be expected to cause the loss of such qualification.

(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with the occurrence of a subsequent event (e.g., a termination of employment or service)) (i) result in any material payment becoming due, or materially increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Plan; or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits.

Section 3.15    Labor Matters. The Company and its Subsidiaries, taken as a whole, have not sustained since the date of the latest audited financial statements any material loss or interference with its business from (i) fire, explosion, flood or other calamity, whether or not covered by insurance, (ii) any labor dispute or court or governmental action, order or decree or (iii) any Actions against the Company or any of its Subsidiaries alleging violation of any Labor Laws or breach of any collective bargaining agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all Labor Laws. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or Contract with any labor organization, labor union, or works council, nor to the Knowledge of the Company, are there any union organizational activities or proceedings to organize any employees of the Company or any of its Subsidiaries. There are no active, nor, to the Knowledge of the Company, threatened, labor strikes, slowdowns, work stoppages, pickets, walkouts, lockouts or other collective labor actions by or with respect to the employees of the Company or any of its Subsidiaries.

Section 3.16    Sale of Securities. Based in part on the representations and warranties set forth in Section 4.05, the sale and offer of the Acquired Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Preferred Stock under this Agreement to be integrated with other offerings by the Company.

Section 3.17    Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE American, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE American, nor has the Company received as of the date of this Agreement any notification that the SEC or the NYSE American is contemplating terminating such registration or listing or otherwise.

Section 3.18    Status of Securities. As a result of the approval by the Board referred to in Section 3.03(a), the Acquired Shares to be issued pursuant to this Agreement, and the shares of Common Stock to be issued upon conversion of the Acquired Shares, have been duly authorized and reserved for issuance by all necessary corporate action of the Company (other than such corporate action as may be required in connection with obtaining Stockholder Approval). The respective designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the Preferred Stock and the Common Stock are as stated in the Company Charter Documents (including the Certificate of Designation).

Section 3.19    Indebtedness. The Company is not party to any Contract, and is not subject to any provision in the Company Charter Documents or other governing documents or resolutions of the Board that, in each case, by its terms restricts, limits, prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Certificate of Designation.

Section 3.20    Real Property. The Company and its Subsidiaries collectively have an indefeasible fee simple interest in all real property and good and marketable title to all items of personal property owned by them which are material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens and defects, except such as do not materially interfere with the use of such property by the Company and its Subsidiaries; and any material real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use of such property by the Company and its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, there have been no releases of hazardous substances at, on, or under any facility currently owned by the Company or any of its Subsidiaries or any Leased Real Property that would reasonably be expected to give rise to liability under applicable Laws regarding pollution or protection of the environment.

Section 3.21    Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Company and each of its Subsidiaries possess valid and enforceable rights to use all trademarks, logos, trade names, Internet domain names, patent rights, copyrights, trade secrets, know-how, rights in computer software and other similar intellectual property rights (together with all goodwill associated with, any registrations of, or applications for registration of any of the foregoing, collectively, “Intellectual Property Rights”) that are used in the operation of the Company and its Subsidiaries as currently conducted; (ii) all Owned Intellectual Property are valid and enforceable; (iii) to the Knowledge of the Company, no Person has infringed upon, misappropriated or otherwise violated any of the Owned Intellectual Property; (iv) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated, or violated at any time since January 1, 2024, and does not infringe, misappropriate or violate, the Intellectual Property Rights of any other Person; (v) the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the material trade secrets owned (or purported to be owned) by the Company or any of its Subsidiaries; (vi) no material source code owned (or purported to be owned) by the Company or any of its Subsidiaries has been disclosed or otherwise made available to any third person (excluding an escrow agent), and, to the Knowledge of the Company, no circumstance or condition exists that (with or without notice or lapse of time, or both) would result in a requirement that any such source code be disclosed, licensed or made available to any third party (other than an escrow agent); and (vii) neither the Company nor any of its Subsidiaries has received any notice of any third-party allegations or claims that (A) the Company or any of its Subsidiaries or the conduct of their respective businesses infringe or conflict with asserted Intellectual Property Rights of others or (B) challenge the ownership or validity of any Owned Intellectual Property.

Section 3.22    Data Security; Privacy. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company and its Subsidiaries, since January 1, 2024, there has been no security breach or incident, unauthorized access or disclosure, or other compromise of the Company’s and its Subsidiaries’ information technology and computer systems, networks, equipment, hardware, software, data and databases, including all personally identifiable information and sensitive and confidential data maintained, processed or stored by the Company and its Subsidiaries (collectively, “IT Systems and Data”), and any such personally identifiable information and sensitive and confidential data of the Company and its Subsidiaries that is processed or stored by third parties on behalf of the Company and its Subsidiaries, except for those that have been remedied; (ii) the Company and its Subsidiaries have implemented and maintain controls, policies, procedures, and technological safeguards designed to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards, or as required by applicable laws or statutes; and (iii) the Company and its Subsidiaries are presently in compliance with, and since January 1, 2024 have complied with, all applicable laws or statutes relating to privacy and security of IT Systems and Data.

Section 3.23    Affiliate Transactions. Except as set forth in the Filed SEC Documents, none of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of options, and/or other grants or awards under the Company Stock Plans, and for services as employees, officers and directors) that is material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2024, neither the Company nor any Subsidiary has entered into any transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than (i) between the Company itself and any of its Subsidiaries or (ii) between any of the Subsidiaries themselves), on the other hand, except in compliance with the Company’s related party transaction policy.

Section 3.24    Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Company’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of the Company or its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither the Company nor any of its Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 3.25    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, in any Transaction Documents or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Preferred Stock, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, the Transaction Documents, or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor or its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investor or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investor.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company:

Section 4.01    Organization; Standing. The Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited partnership power and authority to carry on its business as presently conducted.

Section 4.02    Authority; Non-contravention.

(a)    The Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, including the Registration Rights Agreement, and to perform its obligations hereunder and thereunder and to consummate the purchase of the Acquired Shares pursuant to this Agreement. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is a party, including the Registration Rights Agreement, and the consummation by the Investor of the purchase of the Acquired Shares pursuant to this Agreement have been duly authorized and approved by all necessary action on the part of the Investor, and no further action, approval or authorization by any of its partners, is necessary to authorize the execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is a party, including the Registration Rights Agreement, and the consummation by the Investor of the purchase of the Acquired Shares pursuant to this Agreement. This Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)    Neither the execution and delivery by the Investor of this Agreement or the other Transaction Documents to which it is a party, including the Registration Rights Agreement, nor the consummation of the purchase of the Acquired Shares pursuant to this Agreement by the Investor, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable organizational documents of the Investor, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained at or prior to the Closing Date (other than the authorizations, consents and approvals referred to in Section 4.03(b), which are to be obtained following the Closing in accordance with Section 5.01) and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired at or prior to the Closing Date (other than the filings referred to in Section 4.03(b), which are to be made and any waiting periods thereunder are to terminate or expire following the Closing in accordance with Section 5.01), (x) violate any Law or Judgment applicable to the Investor or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investor is a party or accelerate the Investor’s obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03    Governmental Approvals. Except for (a) the filing by the Company of the Certificate of Designation with the Nevada Secretary of State and (b) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Regulatory Laws, based on the information provided to the Investor’s Representatives by the Company and its Representatives, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the Transaction Documents to which it is a party, including the Registration Rights Agreement, by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions and the purchase of the Acquired Shares pursuant to this Agreement, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.04    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 4.05    Purchase for Investment. The Investor acknowledges that the offer and sale of the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Investor (a) acknowledges that it is acquiring the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Acquired Shares or the Common Stock issuable upon the conversion of the Acquired Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares and of making an informed investment decision, (d) is not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act, (e) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (f) (1) has reviewed the information that it considers necessary or appropriate to make an informed investment decision with respect to the Acquired Shares and the Common Stock issuable upon conversion of the Acquired Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify the information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares indefinitely and (ii) a total loss in respect of such investment. The Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares.

Section 4.06    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Investor and its respective Representatives, the Investor and its respective Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, in each case containing forward-looking information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans to the extent each of them contain forward-looking information with which the Investor is familiar, that the Investor is making its own evaluation of the adequacy and accuracy of such forward-looking information so furnished to the Investor (including the reasonableness of the assumptions underlying such forward-looking information), and that except for the representations and warranties made by the Company in Article III, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, and other than for fraud, the Investor will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

Section 4.07    No Other Representations or Warranties. Except for the representations and warranties made by the Investor in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement, neither the Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Investor in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transactions, neither the Investor nor any other Person makes or has made any express or implied representation or warranty to the Investor or its Representatives with respect to any oral or written information presented to the Company or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investor.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01    Reasonable Best Efforts; Filings.

(a)    Upon request by the Investor and subject to the terms and conditions of this Agreement, including the terms of this Section 5.01, each of the Company and the Investor shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to obtain or submit, as the case may be, as promptly as practicable following such request, all approvals required under the HSR Act and any other applicable Regulatory Laws (collectively, the “Required Regulatory Approvals”), including in connection with any issuance of Additional Shares or the conversion of any shares of Preferred Stock into shares of Common Stock. In furtherance of the foregoing, each of the parties hereto shall cooperate with each other to evaluate and identify any filings, consents, clearances or approvals required under or in connection with any Regulatory Law at any time following the Closing at the request of the Investor.

(b)    The Company and the Investor agree to make any required filings pursuant to the HSR Act and any other Required Regulatory Approvals with respect to the Transactions, including in connection with any issuance of Additional Shares or the conversion of any shares of Preferred Stock into shares of Common Stock, as promptly as reasonably practicable following a request by the Investor and, with respect to future filings under the HSR Act, no later than thirty (30) Business Days after such request and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Required Regulatory Approvals, as applicable, and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act or any other Required Regulatory Approvals, as applicable, so as to enable the parties hereto to consummate the Transactions.

(c)    Each of the Company and the Investor shall use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions, including in connection with any issuance of Additional Shares or the conversion of any shares of Preferred Stock into shares of Common Stock, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investor, as the case may be, from or given by the Company or the Investor, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Any documents or other materials provided pursuant to this Section 5.01(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 5.01(c) as “outside counsel only material”.

(d)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.01 or elsewhere in this Agreement shall require the Investor to take any action with respect to any of its controlled Affiliates or its direct or indirect portfolio companies, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of the Investor. The parties agree that all obligations of other parties related to regulatory approvals shall be governed exclusively by this Section 5.01.

Section 5.02    Corporate Actions. At any time that any Preferred Stock is outstanding, the Company shall (i) from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Preferred Stock then outstanding, and (ii) not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with NYSE American (or any other national securities exchange upon which the Common Stock may subsequently be listed) in respect of the Common Stock other than in connection with a Fundamental Change (other than a delisting pursuant to the definition thereof) pursuant to which the Company satisfies in full its obligations under the Certificate of Designation.

Section 5.03    Public Disclosure. The Investor and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Investor and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in a form agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 5.03 shall not apply to any press release or other public statement made by the Company or the Investor (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions. Notwithstanding the foregoing, (i) this Section 5.03 shall not prohibit any disclosure of information concerning this Agreement in connection with any dispute between the parties hereto regarding this Agreement and (ii) the Investor Parties may, without consulting the Company, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby in connection with financial reporting and fundraising activities to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, which in each case are subject to customary confidentiality obligations.

Section 5.04    Legend. All certificates or other instruments representing the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock will initially bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR EXCEPT, WITH RESPECT TO ANY COMMON STOCK, WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

Section 5.05    Board Matters; Election of Directors.

(a)    Effective as of the Closing, (i) the Company and the Board shall elect four (4) designated representatives of the Investor Parties (such individuals, together with any other individuals designated by the Investor Parties for nomination or election to the Board and any other director deemed an “Investor Director Designee” pursuant to this Agreement, the “Investor Director Designees”) to the Board, each to serve for a term expiring at the next annual meeting of the Company’s stockholders and until their successors are duly elected and qualified, (ii) Grant LaMontagne shall remain a director and shall be deemed an Investor Director Designee as of Closing and (iii) the Company and the Board shall cause the total number of directors on the Board to be fixed at nine (9) and shall cause a number of directors to resign such that the total number of directors on the Board is nine (9). Following the Closing, the Investor shall not be required to comply with the advance notice provisions generally applicable to the nomination of directors by the Company so long as the Investor provides reasonable advance notice to the Company of the Investor Director Designees prior to the mailing of the proxy statement by the Company (provided, that the Company shall provide reasonable advance notice to the Investor of the expected mailing date). For the avoidance of doubt, failure of the stockholders of the Company to elect any Investor Director Designee to the Board shall not affect the right of the Investor to nominate a director for election pursuant to this Section 5.05 in any future election of directors. Each Investor Director will be entitled to serve as a member of such committees of the Board as determined by the Investor Parties, subject to applicable Law and stock exchange listing rules, and none of such Investor Directors shall be subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

(b)    Each Investor Director Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as an Investor Director:

(i)    meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines; and

(ii)   to the extent applicable, meet and comply with any requirements under applicable Law or stock exchange listing rules for membership on the applicable Committee.

(c)    At any time that the Investor and its Affiliates beneficially own shares of Preferred Stock and/or shares of Common Stock that represent, in the aggregate and on an as-converted basis at least a majority of the aggregate outstanding shares of Common Stock, the Investor shall have the right to designate a number of Investor Director Designees equal to a majority of the Board. For so long as the 5% Beneficial Holding Requirement is satisfied by the Investor and its Affiliates, the size of the Board shall not be reduced to fewer than nine (9) directors without the prior approval of the Investor.

If at any time the Investor and its Affiliates beneficially own shares of Preferred Stock and/or shares of Common Stock that represent, in the aggregate and on an as-converted basis less than a majority but at least 5% of the aggregate outstanding shares of Common Stock, the Investor shall have the right to designate a number of directors as set forth below:

Beneficial ownership as a percentage of the outstanding shares of Common Stock	Number of Investor Directors Investor has the right to designate
Equal to or less than fifty percent (50%) but at least thirty-six percent (36%)	4
Less than thirty-six (36%) but at least twenty-three percent (23%)	3
Less than twenty-three percent (23%) but at least ten percent (10%)	2
Less than ten percent (10%) but at least five percent (5%)	1

In the event that the size of the Board is not comprised of nine (9) directors, the Company agrees to take at any time and from time to time all actions necessary to cause the Board to continue to have the number of the designees of the Investor that corresponds, as a percentage of the total number of directors, to the requirements of this Section 5.05 (rounding up to the next whole director, subject to applicable Law or stock exchange listing rules).

(d)    If the Investor exercises its designation rights in accordance with the provisions of this Section 5.05, the Company and the Board shall (i) include each Investor Director Designee designated by the Investor in accordance with this Section 5.05 in the Company’s slate of nominees (whether in the Company’s proxy statement or otherwise) for the applicable meeting of the Company’s stockholders or action by written consent at which directors are to be elected, and use its reasonable best efforts to cause the election of such Investor Director Designees to the Board, (ii) recommend that the Company’s stockholders vote in favor of such Investor Director Designees, (iii) support such nominees with the same level of efforts and support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or action by written consent, and (iv) cause the Board to have sufficient vacancies to permit such Investor Director Designees to be elected as members of the Board.

(e)    Subject to applicable Law, the Investor shall have the right to remove, whether with or without cause, any Investor Director at any time; provided, that the Investor shall provide at least two (2) Business Days’ notice of any such removal, which notice shall include the reason for removal and any other information required to be disclosed pursuant to Item 5.02 of Form 8-K and for so long as the Investor Parties are entitled to designate any Investor Director Designees in accordance with this Section 5.05, the Board shall not remove any Investor Director from his or her directorship (except as required by Law, the Certificate of Designation or the Company Charter Documents).

(f)    In the event that a vacancy is created at any time by the death, resignation, removal, disqualification or other cause of an Investor Director, including the failure of an Investor Director Designee to be elected at a meeting of stockholders of the Company, the Investor shall have the right to designate a replacement to fill such vacancy (but only if the Investor would be then entitled to nominate such designee pursuant to the provisions of this Section 5.05). The Board and the Company shall, to the fullest extent permitted by applicable Law and stock exchange listing rules, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by the individual so designated and to cause the Board to elect such designee to the Board as soon as possible.

(g)   Other than with respect the appointment of the initial Investor Director Designees at the Closing, the Company’s obligations to have any Investor Director Designee elected to the Board or nominate any Investor Director Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 5.05, as applicable, shall in each case be subject to such Investor Director Designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable Law and stock exchange listing rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all directors of the Company. No Investor Director Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act. Other than with respect the appointment of the initial Investor Director Designees at the Closing, as a condition to any Investor Director Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Investor Parties and each Investor Director Designee must provide to the Company: (x) all information reasonably requested by the Company that is required to be or is customarily disclosed for all new or returning, as applicable, candidates for appointment or election to the Board and their respective Affiliates in a proxy statement or other filings required by applicable Law, any stock exchange listing rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, (1) to the extent relating to such Investor Director Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business and (2) to the same extent requested or required of other candidates for appointment or election to the Board and (y) all information reasonably requested by the Company in connection with assessing eligibility and other criteria applicable to all new or returning, as applicable, candidates for appointment or election to the Board or satisfying compliance and legal or regulatory obligations, in each case, (1) to the extent relating to such Investor Director Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business and (2) to the same extent requested or required of other candidates for appointment or election to the Board.

(h)    For so long as the 5% Beneficial Holding Requirement is satisfied by the Investor and its Affiliates, at any time after the Closing that there is no Investor Director serving on the Board, the Investor Parties shall be entitled to appoint one Person strictly as an observer to the Board (the “Board Observer”). The Board Observer shall be entitled to attend and be notified of all meetings of the Board and any committees thereof in a non-voting capacity, and to receive copies of all notices, minutes, consents and other materials provided to the non-management members of the Board or such committees; provided, that the Company reserves the right to withhold any information and/or materials and to exclude the Board Observer from access to any such material or meeting or portion thereof if the Board reasonably determines in good faith and upon the advice of counsel, that such exclusion is reasonably necessary to (x) preserve the attorney client or like privilege between the Company (or the Board or such committee, as applicable, and its counsel), (y) comply with applicable Law or stock exchange listing rules or (z) comply with the terms of any confidentiality agreement or other contract with a Third Party. The Board Observer shall not have voting rights or fiduciary obligations to the Company or its stockholders, or be entitled to receive any compensation or reimbursement of expenses in his or her capacity as Board Observer, but shall be bound by the same confidentiality obligations as the members of the Board. Any action taken by the Board or committee thereof at any meeting will not be invalidated by the absence of the Board Observer at such meeting. To the extent such attendance would reasonably be expected to present an actual or likely conflict of interest for the Board Observer in the good faith opinion of the Board or the applicable committee thereof, the Board Observer shall agree to waive notice of and recuse himself or herself from any meetings, deliberations or discussion of the Board or any committee thereof, as applicable, regarding any transactions involving the Investor Parties.

(i)    The Company shall at all times provide each Investor Director (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to other members of the Board. In addition, in his or her capacity as a member of the Board or any applicable Committee on which he or she formally serves as a member, such Investor Director shall be entitled to receive, unless waived by the Investor Director, (i) any and all applicable director and Committee fees and compensation that are payable to the Company’s non-management directors as part of the Company’s director compensation plan, and (ii) reimbursement of all reasonable, documented out-of-pocket expenses that he or she incurs in connection with performing Board and any applicable Committee duties consistent with the Company’s expense reimbursement policy applicable to non-management directors.

(j)    The Company shall maintain directors’ and officers’ liability insurance as determined by the Board. The Company acknowledges and agrees that any Investor Director who are partners, members, employees, or consultants of Nexus and/or any of its Affiliates (each, a “Nexus Entity”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable Nexus Entity (collectively, the “Nexus Indemnitors”). The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the articles or certificate of incorporation, bylaws or any other organizational documents (collectively, the “Organizational Documents”) of the Company and/or any of its Subsidiaries and/or any indemnification agreements to any Investor Director in his or her capacity as a director of the Company or any of its Subsidiaries (such that the Company’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Nexus Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) the Organizational Documents of the Company and/or any of its Subsidiaries in effect from time to time and/or (ii) such other agreement, if any, between the Company and/or any of its Subsidiaries, on the one hand, and such indemnitees, on the other hand and/or the NRS without regards to any rights such indemnitees may have against the Nexus Indemnitors. No advancement or payment by the Nexus Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the Nexus Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company and/or its applicable Subsidiaries.

(k)    In recognition and anticipation that (i) certain directors, principals, officers, employees, members, partners and/or other representatives of the Investor or any Investor Party or Nexus Entity, or of investment funds or vehicles affiliated with a Nexus Entity or any of their respective Affiliates may be an Investor Director Designee and, accordingly, serve as Directors, and (ii) each of Nexus or investment funds or vehicles affiliated with Nexus may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to or compete with those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage, the provisions of this Section 5.05(k) are set forth to regulate and define the conduct of certain affairs of the Company and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve any Investor Party or its Affiliates and the powers, rights, duties and liabilities of the Company, its Subsidiaries, and their respective directors, officers and stockholders in connection therewith. To the fullest extent permitted by applicable Law, the Company, on behalf of itself and each of its Subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate (or analogous) or business opportunity for any Investor Party, any of its Affiliates, or any Investor Director Designees or Investor Director (collectively, “Identified Persons” and, individually, an “Identified Person”) and the Company or any of its Affiliates. To the fullest extent permitted by applicable Law, in the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be a corporate (or analogous) or business opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall have no duty to communicate, offer or otherwise make available such transaction or other corporate (or analogous) or business opportunity to the Company or any of its Affiliates and shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any purported fiduciary duty solely by reason of the fact that such Identified Person pursues or acquires such corporate (or analogous) or business opportunity for itself, herself or himself, or offers or directs such corporate (or analogous) or business opportunity to another Person (including any Affiliate of such Identified Person). The Company, on behalf of itself and each of its Subsidiaries, (x) acknowledges that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (each such entity, a “Related Company” and all such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, and (y) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (1) the ownership by an Identified Person of any interest in any Related Company, (2) the affiliation of any Related Company with an Identified Person or (3) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) no Identified Person who is not an Investor Director shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, (C) none of the duties imposed on an Identified Person who is not an Investor Director, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement, and (D) to the fullest extent permitted by Nevada Law, the Identified Persons are not and shall not be obligated to disclose to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates in any such business or as to any such opportunities.

Section 5.06    Tax Matters.

(a)    The Company and its paying agent shall be entitled to withhold Taxes on all payments on the Preferred Stock or Common Stock or other securities issued upon conversion of the Preferred Stock in each case to the extent required by applicable Law; provided, that to the extent that the Investor has previously delivered an appropriate IRS Form W-8 or W-9 to the Company establishing an exemption for U.S. federal withholding (including backup withholding), the Company shall not be permitted to withhold unless the Company has provided the Investor advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given the Investor a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Notwithstanding the foregoing proviso, the notice requirement in this Section 5.06(a) shall no longer apply with regard to any Preferred Stock which the Investor has assigned pursuant to Section 8.03 of this Agreement or otherwise. Within a reasonable amount of time after making such withholding payment, the Company shall furnish the Investor with copies of any tax certificate, receipt or other documentation reasonably acceptable to the Investor evidencing such payment.

(b)    The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the issuance of the Preferred Stock and (y) the issuance of shares of Common Stock upon conversion of the Preferred Stock. However, in the case of conversion of Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or Preferred Stock to a beneficial owner other than the beneficial owner of the Preferred Stock immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.

(c)    Unless otherwise required by applicable Law, the parties shall, and shall cause each of their Affiliates to, treat the Acquired Shares as “common stock” rather than as “preferred stock” for purposes of Section 305 of the Code. Without the prior written consent of the Investor Parties, the Company shall not (and the Board shall not authorize the Company to) take any action that would reasonably be expected to cause an Investor Party (or its direct or indirect equityholders) to recognize taxable income by reason of the operation of Section 305(b)(2) of the Code. Neither party will, nor will permit their Affiliates to, take a contrary position without the other party’s prior written consent unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code.

Section 5.07    Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Acquired Shares to pay for any costs, fees and expenses incurred in connection with the Transactions and the Navitas Acquisition. Any remaining proceeds from the issuance and sale of the Acquired Shares may be used for general corporate purposes, including any potential acquisitions.

Section 5.08    DTC Eligibility. Promptly following the Closing, if requested by the Investor Parties, the Company shall use commercially reasonable efforts to cause the shares of Preferred Stock to be eligible for resale through The Depository Trust Company.

Section 5.09    State Securities Laws. Promptly following the date hereof, the Company shall use its reasonable best efforts to (a) make all filings with the SEC under the Securities Act and Exchange Act related to the execution of the Transaction Documents and the consummation of the transactions contemplated thereby in the time periods required by (including any extensions permitted by) the Securities Act and Exchange Act, as applicable, (b) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Common Stock and/or Preferred Stock and (c) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of Preferred Stock; provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in any jurisdiction in which it is not otherwise subject to taxation on the date of this Agreement.

Section 5.10    Participation Rights.

(a)    For the purposes of this Section 5.10, “Excluded Stock” means (i) shares of equity securities issued by the Company as a stock dividend payable in shares of equity securities, or upon any subdivision or split-up of the outstanding shares of capital stock, (ii) the issuance of shares of equity securities (including upon exercise of warrants or options) to directors, employees, consultants or service providers of the Company pursuant to a Company Stock Plan or other stock option plan, restricted stock plan or other similar plan or equity issuance approved by the Board, (iii) securities issued pursuant to the conversion, exercise or exchange of the Preferred Stock issued to the Investor, (iv) shares of equity securities issued as consideration in connection with a “business combination” (as defined by the rules and regulations promulgated by the SEC) or as consideration in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, (v) securities issued pursuant to acquisitions or strategic transactions (including, for the avoidance of doubt, whether structured as a merger, consolidation, asset or stock purchase, or other similar transaction); (vi) securities issued pursuant to the conversion, exercise or exchange of Preferred Stock; or (vii) shares of a Subsidiary of the Company issued to the Company or a Subsidiary of the Company.

(b)    From the date of this Agreement, if the Company or a Subsidiary of the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company), other than Excluded Stock, then, the Company shall:

(i)    give written notice to the Investor Parties, (x) no less than five (5) Business Days prior to the closing of such issuance or (y) in the case of a registered offering, three (3) Business Days prior to the proposed offering, setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as the Investor Parties may reasonably request in order to evaluate the proposed issuance (except that the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities); and

(ii)   offer to issue and sell to the Investor Parties, on such terms as the Proposed Securities are issued and upon full payment by the Investor Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Investor Parties beneficially own (on an “as-converted basis”) by (B) the total number of shares of Common Stock then outstanding (on an “as-converted basis”); provided, however, that the Company shall not be required to offer to issue or sell to the Investor Parties (or to any of them) the portion of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of NYSE American or any other securities exchange or any other applicable Law (provided, further, however, that the Company shall still be obligated to provide written notice of such proposed issuance to the Investor Parties pursuant to Section 5.10(b)(i), which notice shall include a description of the Proposed Securities (including the number thereof) that would require stockholder approval in respect of the issuance thereof).

(c)    The Investor will have the option, on behalf of the applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the securities offered to be sold by the Company to the Investor Parties, which notice must be given (x) within three (3) Business Days after receipt of such notice from the Company or (y) in the case of a registered offering, within one (1) hour of receipt by the Investor of the pricing terms of the proposed sale of such securities. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by any such Investor Party may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right (but shall not delay such closing for any other purchaser) to the extent necessary to (i) obtain required approvals from any Governmental Authority or (ii) permit the Investor Parties to receive proceeds from calling capital pursuant to commitments made by its (or its affiliated investment funds’) limited partners. If the Investor elects to purchase any securities pursuant to this Section 5.10(c), the Investor, at its sole expense, shall make any filings required in connection with such participation under antitrust or other applicable Law promptly following the delivery to the Company of the corresponding notice of acceptance and shall use reasonable best efforts to obtain applicable antitrust clearance and/or approval under antitrust or other applicable Laws. Notwithstanding anything to the contrary contained herein, if the Company desires to modify or amend the terms and conditions of the offer prior to the expiration of the offering period described above, the Company shall deliver to the Investor a new notice and the Investor will have the option, on behalf of the applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the securities offered to be sold by the Company to the Investor Parties, which notice must be given (x) within three (3) Business Days after receipt of such new notice from the Company or (y) in the case of a registered offering, within one (1) hour of receipt by the Investor of the new pricing terms of the proposed sale of such securities.

(d)    Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Investor Parties have not elected to purchase during the sixty (60) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 5.10(b). Any Proposed Securities offered or sold by the Company after such sixty (60)-day period must be reoffered to the Investor Parties pursuant to this Section 5.10.

(e)    The election by any Investor Party not to exercise its subscription rights under this Section 5.10 in any one instance shall not affect their right as to any subsequent proposed issuance.

(f)    In the case of an issuance subject to this Section 5.10 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof.

Section 5.11    Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction that may result in the Investor, its Affiliates, or any Investor Director being deemed to have made a disposition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if an Investor Director is serving on the Board at such time or has served on the Board during the preceding six (6) months, then (i) the Board will pre-approve such disposition of equity securities or derivatives thereof for the express purpose of exempting the Investor’s, its Affiliates’ and the Investor Directors’ interests (to the extent the Investor or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and Company capital stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by the Investor, the Investor’s Affiliates and/or any Investor Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor or its Affiliates that will serve on the board of directors (or its equivalent) of such other issuer, then if the Investor requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall use reasonable best efforts to request that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor’s, its Affiliates’ and the Investor Director’s (for the Investor and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.12    Information Rights.

(a)    For so long as the 5% Beneficial Holding Requirement is satisfied by the Investor and its Affiliates, to the extent requested in writing by the Investor, the Company agrees promptly to provide the Investor with the information with respect to the Company, its Subsidiaries and their respective businesses and operations as the Investor Parties may reasonably request and access to members of the Company’s management team.

(b)    Individuals associated with the Investor Parties may from time to time serve on the Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may share such information with other individuals associated with the Investor Parties who have a need to know such information for the purpose of facilitating support to such individuals in their capacity as members of the Board or such equivalent governing body or enabling the Investor Parties, as equityholders, to better evaluate the Company’s performance and prospects; provided, that such other individuals are informed about the confidential nature of such information.

Section 5.13    Consent Rights. For so long as the Consent Holding Requirement is satisfied by the Investor Parties, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions without the prior written consent of the holders of a majority of the then-outstanding shares of Preferred Stock:

(a)    any actions that would result in any control share acquisition, interested stockholder, business combination or similar anti-takeover provision in the NRS and/or the Company Charter Documents becoming applicable to the holders of shares of Preferred Stock as a result of the issuance of the Preferred Stock, the Navitas Acquisition or any transaction related thereto, including the Company’s issuance of Common Stock upon conversion of the Preferred Stock;

(b)    adopt, approve or agree to adopt a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the holders of shares of Preferred Stock unless the Company has excluded the holders of shares of Preferred Stock from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of the holders’ beneficial ownership of shares of Preferred Stock or Common Stock;

(c)    authorize or issue any Parity Securities or Senior Securities, or amend or alter the Company Charter Documents to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Parity Securities (including any increase in the number of authorized or issued shares of Preferred Stock) or Senior Securities;

(d)    issue any shares of Preferred Stock to any Person other than the Investor;

(e)    cause any Subsidiary to issue any Equity Securities (other than to the Company or one of its Subsidiaries and other than director qualifying shares or as otherwise required by applicable Law); or

(f)    any action to effect any voluntary deregistration of the Common Stock under the Exchange Act or any voluntary delisting with NYSE American of the Common Stock other than in connection with a concurrent relist with another national securities exchange.

Section 5.14    NYSE Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall, as promptly as practicable and in any event at least thirty (30) days prior to the Closing Date, apply to cause the aggregate number of shares of Common Stock issuable upon the conversion of the Preferred Stock to be issued to the Investor pursuant to this Agreement and pursuant to the Certificate of Designation, to be approved for listing on NYSE American to the extent required by NYSE American. From time to time following the Closing Date, the Company shall cause the number of shares of Common Stock issuable upon the conversion of the then outstanding shares of Preferred Stock to be approved for listing on NYSE American, subject to official notice of issuance.

Section 5.15    Interim Operating Covenants. Except as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or as expressly required or permitted by this Agreement from the date of this Agreement through the Closing, the Company and its Subsidiaries shall (i) use reasonable best efforts to operate their business in the ordinary course and (ii) unless the Investor otherwise consents in writing, not take any other action that, if taken following the Closing, would (x) require the prior written consent of the holders of the Preferred Stock pursuant to this Agreement or the Certificate of Designation, or (y) result in an adjustment to the Conversion Price pursuant to the Certificate of Designation unless (in the case of this clause (y)) such adjustment is effected upon the Closing and the issuance of the Preferred Stock pursuant to this Agreement.

Section 5.16  Navitas Acquisition. At and prior to Closing, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Investor make any amendment, supplement, waiver or other modification to the Purchase Agreement in a manner that would be materially adverse to the rights, powers, preferences or privileges of the holders of the Preferred Stock or holders’ economic interest. Upon the Investor’s request to the Company in writing, the Company shall reasonably inform the Investor regarding the Navitas Acquisition and the transactions contemplated by the Purchase Agreement, including the status thereof, the expected timing of the closing under the Purchase Agreement, the anticipated date of the closing under the Purchase Agreement and any developments that would reasonably be expected, individually or in the aggregate, to materially delay the Closing or make the Closing unlikely to occur.

ARTICLE VI
SURVIVAL AND TERMINATION

Section 6.01    Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. All representations and warranties contained in this Agreement (including the schedules and the certificates delivered pursuant hereto) will survive the Closing Date, with respect to the representations and warranties made at the Closing Date until the twelve (12) month anniversary of the Closing; provided, that the Fundamental Representations shall survive the Closing for forty-eight (48) months following the Closing; provided, further that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires. Notwithstanding anything in this Agreement to the contrary, subject to Section 8.13, (a) in no event will the Investor Related Parties, collectively, have any liability (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including willful breach) or monetary damages in lieu of specific performance) in the aggregate in excess of the amount of the Purchase Price, and (b) in no event will the Company Related Parties, collectively, have any liability in the aggregate in excess of the amount of the Purchase Price, except in the case of fraud.

Section 6.02    Termination. The rights and obligations of the parties in respect of the Closing and the provisions of this Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of the Company and the Investor;

(b)	by the Company or the Investor, if any Governmental Authority shall have issued a final Judgment restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(c)	by the Investor if Stockholder Approval has not been obtained by reason of the failure to obtain the required vote;

(d)

by notice given by the Investor to the Company if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the condition to Closing in Section 7.04(a) or Section 7.04(b) would not be satisfied and, if capable of being cured, which have not been cured by the Company thirty (30) days after receipt by the Company of written notice from the Investor requesting such inaccuracies or breaches to be cured;

(e)

by the Company or the Investor, if the Closing Date has not occurred on or before 11:59 p.m. (New York time) on the date that is five (5) Business Days following the Outside Date (as defined in the Purchase Agreement), as such date may be extended pursuant to the Purchase Agreement; or

(f)	automatically upon the valid termination of the Purchase Agreement for any reason in accordance with its terms and conditions.

Section 6.03    Effect of Termination In the event that this Agreement is terminated in accordance with Section 6.02, no party (nor any of its Affiliates) shall have any liability or obligation to any other party (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (a) any liability arising from any breach by such party of its obligations pursuant to this Agreement arising prior to such termination, (b) expense reimbursement pursuant to Section 8.11, and (c) any actual and intentional fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of this Article VI and Article VIII, including Section 8.11, shall survive the termination of this Agreement.

ARTICLE VII
CLOSING CONDITIONS

Section 7.01    Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect the Closing and each Subsequent Closing shall be subject to the satisfaction (or waiver by the Company and the Investor, if permissible under applicable Law) on or prior to the Closing and each Subsequent Closing of the following conditions:

(a)    no temporary or permanent Judgment or Law shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Laws shall be in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b)   the waiting period (and any extension thereof) applicable to the consummation of Transactions under the HSR Act and any other applicable competition Laws shall have expired or been terminated;

(c)    the Required Regulatory Approvals have been obtained;

(d)   the Stockholder Approval has been obtained; and

(e)    the Navitas Acquisition shall be consummated substantially concurrently with the Closing on the terms and conditions contemplated by the Purchase Agreement (subject to any amendments, supplements, waivers or other modifications but only to the extent not prohibited by Section 5.16 or otherwise consented to by the Investor).

Section 7.02    Conditions to the Obligations of the Company with Respect to the Purchase of the Acquired Shares. The obligations of the Company to effect the Closing with respect to the Investor shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing of the following conditions:

(a)    (i) the representations and warranties of the Investor set forth in Section 4.01 and Section 4.02(a) of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Investor Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date hereof and as of the Closing with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties set forth in Article IV of this Agreement, other than those listed in the immediately preceding clause (i), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Investor Material Adverse Effect” and words of similar import set forth therein) as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect; and

(b)    the Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing.

Section 7.03    Conditions to the Obligations of the Company with Respect to the Purchase of Additional Shares. The obligations of the Company to effect each Subsequent Closing with respect to the Investor shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the applicable Subsequent Closing of the following conditions:

(a)    (i) the representations and warranties of the Investor set forth in Section 4.01 and Section 4.02(a) of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Investor Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the Subsequent Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties set forth in Article IV of this Agreement, other than those listed in the immediately preceding clause (i), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Investor Material Adverse Effect” and words of similar import set forth therein) as of the Subsequent Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect; and

(b)    the Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Subsequent Closing.

Section 7.04    Conditions to the Obligations of the Investor with Respect to the Purchase of the Acquired Shares. The obligation of the Investor to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing of the following conditions:

(a)    (i) the Fundamental Representations shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date hereof and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties in Section 3.06 of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing with the same effect as though made as of the Closing, and (iii) the representations and warranties set forth in this Agreement, other than those listed in the immediately preceding clauses (i) and (ii) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)    the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)    any shares of Common Stock issuable upon conversion of the Series A Preferred Stock at the Conversion Price specified in the Certificate of Designation as in effect on the Closing Date shall have been approved for listing on NYSE American, to the extent such approval is required by NYSE American;

(d)    the Board shall have taken all actions necessary and appropriate to approve the Transactions (including the issuance and sale of the Acquired Shares and the underlying shares of Common Stock) in accordance with and are not subject to NRS 78.411 - 78.444, inclusive, so that such issuances are not subject to the restrictions and limitations provided for therein, and such approval shall be in full force and effect as of and after the Closing;

(e)    the Board shall have taken all actions necessary and appropriate to cause the total number of directors on the Board to be fixed at nine (9) and (i) to cause to be elected to the Board, effective immediately upon the Closing, the initial four (4) Investor Director Designees, and (ii) for Grant LaMontagne to continue on the Board;

(f)    a number of directors shall have tendered their resignation from the Board, effective immediately upon the Closing, such that the total number of directors on the Board is nine (9) directors; and

(g)    the Investor shall have received a certificate signed on behalf of the Company by a duly authorized officer certifying to the effect that the conditions set forth in Section 7.04(a), Section 7.04(b), Section 7.04(d), Section 7.01(d) and Section 7.01(e) have been satisfied.

Section 7.05    Conditions to the Obligations of the Investor with Respect to the Purchase of Additional Shares. The obligation of the Investor to effect each Subsequent Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the applicable Subsequent Closing of the following conditions:

(a)    an Additional Shares Purchase Notice shall have been delivered by the Company at least five (5) Business Days prior to the Subsequent Closing Date set forth therein;

(b)    (i) the Fundamental Representations shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the Subsequent Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties in Section 3.06 of this Agreement shall be true and correct in all respects as of the Subsequent Closing, and (iii) the representations and warranties set forth in this Agreement, other than those listed in the immediately preceding clauses (i) and (ii) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Subsequent Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)    the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Subsequent Closing;

(d)    any shares of Common Stock issuable upon conversion of the Series A Preferred Stock at the Conversion Price specified in the Certificate of Designation as in effect on the date of such Subsequent Closing shall have been approved for listing on NYSE American, to the extent such approval is required by NYSE American;

(e)    the Board shall have taken all actions necessary and appropriate to approve the issuance and sale of the Additional Shares and the underlying shares of Common Stock in accordance with NRS 78.411 - 78.444, inclusive, so that such issuances are not subject to the restrictions and limitations provided for therein, and such approval shall be in full force and effect as of and after the Subsequent Closing; and

(f)    the Investor shall have received a certificate signed on behalf of the Company by a duly authorized officer certifying to the effect that the conditions set forth in Section 7.05(a), Section 7.05(b) and Section 7.05(d) have been satisfied.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 8.02    Extension of Time, Waiver, Etc. The Company and the Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03    Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (A) without the prior written consent of the Company, the Investor or any Investor Party may assign its rights, interests and obligations set forth in this Agreement, in whole or in part, to one or more of their Affiliates or (ii) to the extent the assignment is made in connection with a Transfer of at least 10% of the then outstanding Preferred Stock (or any Common Stock issued upon conversion of such Preferred Stock), the rights, interests and obligations set forth in the this Agreement to a Third Party, so long as in each case of the foregoing clauses (i) and (ii), the assignee shall agree in writing to be bound by the provisions of this Agreement, (B) without the prior written consent of the Company, the Investor may grant a security interest in its respective rights (but not its obligations) under this Agreement in connection with any loan and (C) if the Company consolidates or merges with or into any Person and the Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction that does not constitute a Fundamental Change, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Investor; provided, further that no such assignment under clause (A) above will relieve the Investor of its obligations hereunder prior to the Closing. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.04    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com)), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.05    Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder; provided, that (i) Section 5.05(j) shall be for the benefit of and fully enforceable by each Nexus Entity and the Investor Director, (ii) each of Section 5.02, Section 5.05 and Section 5.12 shall be for the benefit of and fully enforceable by Nexus and its Affiliates and (ii) Section 8.13 shall be for the benefit of and fully enforceable by each of the Investor Related Parties.

Section 8.06    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)    All Actions arising out of or relating to this Agreement shall be heard and determined in the courts of the State of Nevada or the United States District Court for the District of Nevada located in the City of Las Vegas and County of Clark, Nevada and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Nevada and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07    Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	If to the Company, to it at:

Laird Superfood, Inc.
5303 Spine Road, Suite 204
Boulder, Colorado
Attention: Chief Executive Officer
Email: jvieth@lairdsuperfood.com

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP
2801 N. Harwood Street
Suite 2300
Dallas, TX 75201
Attention: Dan Malone; Matthew L. Fry
Email: dan.malone@haynesboone.com; matt.fry@haynesboone.com

(b)	If to the Investor or any Investor Party, to the Investor at:

c/o Nexus Capital Management LP
11100 Santa Monica Blvd., Suite 250
Los Angeles, California 90025
Attention: Michael Cohen; Kayla Dean Obia
E-mail: mcohen@nexuslp.com; kdean@nexuslp.com

with a copy to (which will not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Bianca Levin-Soler, James E. Langston, Tim Cruickshank
Email: blevin-soler@paulweiss.com; jlangston@paulweiss.com; tcruickshank@paulweiss.com or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11    Expenses. Except as otherwise expressly provided herein or in any other Transaction Document, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions (including with respect to any applicable Subsequent Closing) shall be paid by the party incurring such costs and expenses; provided, that at the Closing and each Subsequent Closing, the Company shall reimburse the Investor for 50% of its reasonable and documented expenses relating to thereto (payable in cash); provided further, that the aggregate amount to be reimbursed to the Investor at the Closing and each Subsequent Closing pursuant to this Section 8.11 shall not exceed $500,000.00.

Section 8.12    Interpretation.

(a)    When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Where a reference is made in this Agreement to the “Investor” that satisfies the 5% Beneficial Holding Requirement or determining beneficial ownership for purposes of Section 5.05, if such “Investor” consists of more than one Person, the beneficial ownership required under the definition of the “5% Beneficial Holding Requirement” or Section 5.05 shall count in the aggregate all such Persons constituting the “Investor”. Where a reference is made in this Agreement to the consent or approval of the “Investor”, if there is more than one Investor, such consent or approval shall be the consent or approval of the Investor holding a majority of outstanding shares of Preferred Stock. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be constructed to have the same meaning and affect as the word “shall”. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Common Stock is listed on a national securities exchange other than the NYSE American, all references herein to NYSE American shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.13    Non-Recourse. Each party hereto agrees, on behalf of itself and its Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (A) this Agreement or any other Transaction Document, or any of the transactions contemplated hereunder or thereunder, (B) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents), (C) any breach or violation of this Agreement or any other of the other Transaction Documents and (D) any failure of any of the transactions contemplated hereunder or under any of the other Transaction Documents or any other agreement referenced herein or therein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement or, in the case of any of the other Transaction Documents, Persons that are expressly identified as parties to such other Transaction Documents and in accordance with, and subject to the terms and conditions of this Agreement or such other Transaction Documents, as applicable. In furtherance and not in limitation of the foregoing and notwithstanding anything contained in this Agreement or any of the other Transaction Documents to the contrary and without limiting the foregoing or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges on behalf of itself and its respective Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the transactions contemplated hereunder or thereunder shall be sought or had against any other Person, including any Investor Related Party, and no other Person, including any Investor Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that the Company or the Investor Parties, as applicable, may assert: (i) against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement or (ii) against the Investor Parties solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents or otherwise, no party hereto or any Investor Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages or lost profits, opportunity costs, loss of business reputation, diminution in value or damages based upon a multiple of earnings or similar financial measure which may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LAIRD SUPERFOOD, INC.

By:	/s/ Jason Vieth
Name: Jason Vieth
Title: Chief Executive Officer

GATEWAY SUPERFOOD NSSIII INVESTMENT, LLC

By:	/s/ Michael Cohen
Name: Michael Cohen
Title: Authorized Signatory

GATEWAY SUPERFOOD NSSIV INVESTMENT, LLC

By:	/s/ Michael Cohen
Name: Michael Cohen
Title: Authorized Signatory

Signature Page to Investment Agreement

Schedule A

ACQUIRED SHARES

Name	Number of Acquired Shares	Investment Amount
Gateway Superfood NSSIII Investment, LLC	25,000	$25,000,000
Gateway Superfood NSSIV Investment, LLC	25,000	$25,000,000
TOTAL	50,000	$50,000,000

ADDITIONAL SHARES

Name	Number of Additional Shares	Investment Amount
Gateway Superfood NSSIII Investment, LLC
Gateway Superfood NSSIV Investment, LLC
TOTAL

EXHIBIT A

Form of Certificate of Designation

[Omitted]

EXHIBIT B

Form of Registration Rights Agreement

[Omitted]

Exhibit C

Knowledge Parties

[Omitted]